Exhibit 99.1
NEWS RELEASE
QUESTCOR PROVIDES PROGRESS REPORT ON NEW H.P. ACTHAR GEL
STRATEGY
UNION CITY, Calif.—September 26, 2007— Questcor Pharmaceuticals, Inc. (AMEX:QSC) provided today a progress report on the company’s new pricing strategy for H.P. Acthar Gel(R), a natural form of adrenocorticotropic hormone (ACTH). Since August 27, 2007, when the new strategy was announced, results have met Questcor’s expectations. Specifically, while overall units shipped have decreased, the company has seen an expansion of revenues, reflecting a positive pattern of ordering and insurance reimbursement at the new pricing level. In conjunction with the new strategy, Questcor has significantly expanded its sponsorship of Acthar patient assistance and co-pay assistance programs, which provide an important safety net for uninsured and under-insured patients using Acthar.
These initial trends may not reflect orders in the steady state due to a number of transition factors. These factors include inventory practices at specialty and hospital pharmacies, greater use of the safety net established for Acthar patients, the pattern of usage of Acthar by the health care community and reimbursement policies of insurance companies.
Don Bailey, Interim President, commented, “The overriding goal of this new strategy is to ensure the continued long-term availability of Acthar for those patients who need it most. Although it is early in the implementation of the strategy, the initial results are positive. We are encouraged by both the continuing pace of orders for Acthar and the initial pattern of insurance coverage. We are also pleased to see expanded utilization of the Acthar patient assistance and co-pay assistance programs, which are sponsored by Questcor and independently operated by the National Organization for Rare Disorders (NORD).

Mr. Bailey continued, “If these early trends continue, Questcor will have positive cash-flow in the near future. In addition, this trend would make it likely that Questcor could become consistently profitable, thereby assuring the continued availability of Acthar.”
Questcor believes that this financial stability may allow the company to fund important research and development activities, including efforts to better understand Acthar’s utility in the treatment of neurological disorders.
“One of our interests going forward is to invest in research to develop a better understanding of Acthar’s actions on the central nervous system. Acthar is a complex biologic product consisting of the 39-amino-acid peptide ACTH and multiple peptide fragments. We would like to better understand what makes Acthar effective in the treatment of certain rare neurological diseases, such as infantile spasms and opsoclonus-myoclonus,” stated Steve Cartt, Questcor’s Executive Vice President. “Such exploration has the potential to not only optimize how Acthar is used but may also result in a better understanding of the diseases themselves. In addition, we also look forward to continuing our efforts to optimize key Acthar manufacturing processes, and to conducting additional clinical research if required by the FDA in pursuit of an indication for infantile spasms.”
Acthar is currently approved in the U.S. for the treatment of MS exacerbations and other conditions. No drug is approved in the U.S. for the treatment of infantile spasms (IS), a very rare and potentially life-threatening form of epilepsy that typically begins in the first year of life. However, pursuant to guidelines published by the American Academy of Neurology and the Child Neurology Society, many child neurologists use Acthar to treat infants afflicted with this condition. In June 2006, Questcor submitted a Supplemental New Drug Application for IS to the Food and Drug Administration (FDA). Questcor has a meeting scheduled with the Agency to discuss its application.

Questcor currently plans to report its third quarter financial results during the week of November 12.
About H.P. Acthar Gel
H.P. Acthar Gel(R) is a natural adrenocorticotropic hormone (ACTH) designed to provide a prolonged release after intramuscular or subcutaneous injection. Acthar is currently indicated for the treatment of a wide range of conditions with an inflammatory component, like acute exacerbations of multiple sclerosis, various types of arthritis and ulcerative colitis. For full prescribing information and safety information on Acthar, please visit http://www.acthar.com.
About Questcor
Questcor Pharmaceuticals, Inc ®(AMEX:QSC) is a specialty pharmaceutical company that develops and sells therapeutics for the treatment of neurological disorders. Questcor’s products include H.P. Acthar® Gel (repository corticotropin injection) and Doral® (quazepam), which is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. For more information, please visit www.questcor.com.
Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor’s ability to continue to successfully implement the new pricing strategy for Acthar, Questcor’s ability to identify and hire a permanent Chief Executive Officer, Questcor’s ability to accurately forecast the demand for its products, the gross margin achieved from the sale of its products, Questcor’s ability to enforce its product returns policy, the accuracy of the prescription data purchased from independent third parties by Questcor, the sell-through by Questcor’s distributors, the inventories carried by Questcor’s distributors, and the expenses and other cash needs for upcoming periods, Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor’s potential future need for additional funding, Questcor’s ability to utilize its net operating loss carry forwards to reduce income taxes on the sale of its non-core products, research and development risks, uncertainties regarding Questcor’s intellectual property and the uncertainty of receiving required regulatory approvals in a timely way, or at all, other research, development, and regulatory risks, and the ability of Questcor to acquire products and, if acquired, to market them successfully and find marketing partners where appropriate, as well as the risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2006 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.
Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
CONTACT: Questcor Pharmaceuticals, Inc.
Don Bailey or Steve Cartt, 510-400-0700
IR2@Questcor.com

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